                                                                   EXHIBIT 99.1

CORAM STATEMENT CONCERNING INVOLUNTARY PETITION FILED AGAINST SUBSIDIARY

DENVER--Aug. 20, 1999--A small group of providers with claims amounting to approximately $2.1 million filed on Aug. 19, 1999 an Involuntary Chapter 11 Bankruptcy Petition against Coram Resource Network, Inc., a subsidiary of Coram Healthcare Corp (NYSE:CRH).

The filing is not against Coram Healthcare, the parent company, or any of Coram Healthcare's other subsidiaries. The group of providers, which includes Apria Healthcare Inc., a Coram competitor, rendered services pursuant to contracts with Coram Resource Network, Inc. Coram Healthcare has also learned that Apria and one of its affiliates filed suit on Aug. 16, 1999 in California State Court regarding their specific provider claims that allegedly total approximately $2 million. The services were rendered as part of a network in connection with a Master Agreement between Coram Healthcare and Aetna U.S. Healthcare for the management of Aetna's home healthcare services in eight states in the Northeast and Mid-Atlantic.

Coram Healthcare has filed a lawsuit against Aetna, alleging claims for fraud, negligent misrepresentation, breach of contract, and rescission related to the Master Agreement which Coram terminated effective June 30, 1999. In its lawsuit against Aetna, Coram is seeking damages in excess of $50 million, including damages related to these provider claims.

Coram Healthcare and Coram Resource Network Inc. are disappointed by the Petition because Coram Resource Network Inc. was working toward reconciling the amounts due to providers so as to pay the providers amounts properly due. The steps Coram Resource Network Inc. has taken have included attempting to get Aetna to pay various claims since Aetna has previously drawn on $14.5 million worth of letters of credit earmarked to pay the providers. Coram Resource Network Inc. will analyze the filings, raise any applicable defenses, pursue all available grounds for dismissal of the involuntary petition, and assert any applicable claims against the petitioning providers and any counterclaims against applicable parties at the appropriate time.

Denver-based Coram is a leading provider of high quality home infusion therapy operating from 90 locations in 44 states and Ontario, Canada. Through its Resource Network division, the company manages networks of home healthcare providers on behalf of managed care plans and other payers. Coram's Prescription Services division provides pharmacy benefit management services as well as mail order prescription drugs for chronically ill patients. The Clinical Research and Medical Informatics Division provides home care and product development services to pharmaceutical, biotechnology and medical device companies sponsoring clinical trials.

For more information, visit Coram's Web site at www.coramhealthcare.com.

Note: Except for historical information, all other statements provided in this news release are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. The company's actual results may vary materially from the forward-looking statements made above due to important factors such as the company's history of operating losses and uncertainties associated with future operating results; significant outstanding indebtedness; equity conversion rights held by existing debt holders; limited liquidity; reimbursement-related risks; shifts in the mix of parties that pay for the company's services; dependence upon relationships with third parties; uncertain future liabilities under capitation arrangements; concentration of large payors; the intensely competitive industry; the timing of or ability to complete acquisitions; government regulation of the home health care industry; certain legal proceedings; dependence on key personnel; recruitment and retention of trained personnel; potential volatility of stock price; New York Stock Exchange listing status; and unanticipated impacts from the Year 2000 issue. These and other risk factors that could affect Coram's financial results are further described in the company's Form 10-K Annual Report, as amended, Form 10-Q Quarterly Reports, and Form 8-K Current Reports on file with the Securities and Exchange Commission.